Matria Healthcare, Inc. and Subsidiaries
                        Computation of Earnings per Share
                    (Amounts in thousands, except per share amounts)
                                   (Unaudited)

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                                                                             Three Months Ended             Six Months Ended
                                                                                  June 30,                      June 30,
                                                                         ---------------------------     ------------------------
                                                                             2000           1999           2000          1999
                                                                             ----           ----           ----          ----

Basic

Net earnings                                                                  $ 3,566         4,038          9,322         5,709
Preferred stock dividend requirements                                            (800)         (800)        (1,600)       (1,449
Accretion on preferred stock                                                     (110)         (110)          (219)         (197)
                                                                              --------       -------        -------       ------
Net earnings available to common shareholders                                 $ 2,656         3,128          7,503         4,063
                                                                              ========       =======        =======       ======

Shares:
    Weighted average number of common shares outstanding                       36,873        36,540         36,848        36,490
                                                                              =======       =======        =======       =======

Net earnings per common share                                                  $ 0.07          0.09           0.20          0.11
                                                                              =======       =======        =======       =======



Diluted

Net earnings available to common shareholders                                 $ 2,656         3,128          7,503         4,063
Interest on convertible preferred shares                                          100           101            200             -
                                                                              -------        -------        ------        ------
Net earnings for diluted calculation                                          $ 2,756         3,229          7,703         4,063
                                                                              =======        =======        =======        =====

Shares:
    Weighted average number of common shares outstanding                       36,873        36,540         36,848        36,490
    Shares issuable from assumed exercise of options and warrants               1,174         1,621          1,564         1,068
    Convertible preferred stock                                                 2,222         2,222          2,222             -
                                                                               ------        ------          -----        ------
                                                                               40,269        40,383         40,634        37,558
                                                                               ======        ======         ======        ======

Net earnings per common share                                                 $  0.07          0.08           0.19          0.11
                                                                               ======        ======         ======        ======
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